Exhibit 99.1

Porter, LeVay & Rose, Inc. Public Relations	Michael Porter, President – Investor Relations Cheryl Schneider, V.P – Investor Relations Jeff Myhre, VP – Editorial

Seven Penn Plaza   ▪   New York, NY 10001   ▪    212-564-4700   ▪   FAX 212-244-3075   ▪    www.plrinvest.com   ▪   plrmail@plrinvest.com

nSTOR TECHNOLOGIES, INC. Jack Jaiven, Vice President/Treasurer 561-640-3105 E-mail: jack@cenrec.com

FOR IMMEDIATE RELEASE

nSTOR TECHNOLOGIES REPORTS FOURTH QUARTER AND YEAR END RESULTS

Carlsbad, CA – March 26, 2004 – nStor Technologies, Inc. (AMEX:NSO) today announced operating results for the fourth quarter and year ended December 31, 2003.

For the fourth quarter, the Company’s net loss amounted to $1.6 million or $.01 per share, on revenues of $3.5 million, compared to a net loss of $1.1 million or $.01 per share, on revenues of $3.9 million for the third quarter of 2003 and $776,000 or $.01 per share, on revenues of almost $3.3 million during fourth quarter 2002.  Revenues for each period include the Company’s data storage solutions subsidiary, nStor Corporation, Inc., and its telemanagement solutions subsidiary, Stonehouse Technologies, Inc.

For the full 2003 year, nStor’s net loss amounted to just under $6.0 million or $.04 per share, on revenues of $12.6 million, compared to a net loss of almost $8.0 million, or $.06 per share, on revenues of $10.8 million for 2002.  Operating results for the current year include a $791,000 non-cash charge for stock-based compensation.  Last year’s net loss includes a $1.1 million loss on the liquidation of nStor’s remaining marketable securities; a $600,000 non-cash charge attributable to the fair value of an option (which has since expired) that was granted to a customer; and $1.3 million of non-operational income.  Last year’s revenues include $2.9 million (representing seven months) from Stonehouse, which was acquired in June 2002, compared to $4.8 million realized during 2003.

The Company’s fourth quarter data storage solutions revenue declined by $615,000 or 22%, compared to the third quarter.  H. Irwin Levy, Chairman and Chief Executive Officer, stated that “The Company recently unveiled its NexStor 4700 Serial ATA (SATA) product line, which is targeted at both the SMB (Small Medium Business) and SME (Small Medium Enterprise) markets. The response to this product offering, and our strategy to deliver storage solutions which solve business problems, has been very positive and has resonated well with our customers.”

He also said, “We believe that several of our major customers are waiting until the full complement of our SATA products is available for shipment. In particular, the level of sales orders from two of our major customers during the fourth quarter was lower than anticipated, which was primarily responsible for the quarter’s sales decline.”

Mr. Levy concluded, “During March, we have experienced a significant increase in new orders.  In addition, under the recently announced reseller agreement with DataCore Software, we expect to be offering DataCore’s SANMelody™ software and its other suite of product offerings as a significant value-added enhancement to our own storage solution product line.”

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About nStor Technologies, Inc.

Headquartered in Carlsbad, California, nStor Technologies, Inc. operates in two business segments.

nStor Corporation, Inc., develops data storage solutions that are ideally suited for the small and mid-size markets.  The company's flagship controller technology and StorView software form the foundation for the NexStor family of turnkey solutions that support Microsoft Windows, Linux, UNIX and Macintosh operating environments. Designed for storage-intensive environments and mission-critical applications, nStor's products are offered in various architectures including Fibre Channel, Fibre-to-SCSI, SCSI and SATA and are focused on addressing customers’ business needs and applications. The Company markets its storage solutions through a global network of OEM partners, resellers and systems integrators. For more information, visit www.nstor.com.

Stonehouse Technologies, Inc., headquartered in Dallas, Texas, is a provider of telecommunication software and services that help large enterprises and state and local governments manage their communications expenses, assets and processes. These solutions include a suite of modular applications and consulting services, which allow enterprises to manage voice, data and wireless services by providing a systematic approach to automate order processing, monitor expenses, manage vendor invoices, track asset inventory and allocate costs. Additional information can be found by visiting Stonehouse’s web site at www.stonehouse.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimated”, “project”, “expect”, “anticipate”, or similar expressions.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks anduncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, the Company’s inability to increase sales to current customers and to expand its customer base, continued acceptance of the Company's products in the marketplace, the Company’s inability to improve the gross margin on its products, competitive factors, dependence upon third-party vendors, outcome of litigation, insufficient funding and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.  nStor and StorView are registered trademarks of nStor Technologies, Inc

- Financial Tables to Follow -

nStor Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2003	2002	2003	2002

Sales	$3,546	$3,286	$12,602	$10,790
Cost of sales	2,498	1,782	8,180	7,892

Gross margin	1,048	1,504	4,422	2,898

Operating expenses:
Selling, general and administrative	1,554	1,328	5,640	5,251
Research and development	802	663	2,766	3,085
Stock-based compensation	8	--	791	--
Depreciation and amortization	142	486	515	1,471

Total operating expenses	2,506	2,477	9,712	9,807

Loss from operations	(1,458)	(973)	(5,290)	(6,909)

Interest expense	(174)	(201)	(726)	(629)
Other income, net	4	328	28	1,277
Losses on marketable securities	--	--	--	(1,123)
Fair value of option granted to customer	--	70	--	(600)

Net loss	$(1,628)	$(776)	$(5,988)	$(7,984)

Basic and diluted net loss per common share	$(.01)	$(.01)	$(.04)	$(.06)

Weighted average number of common shares considered outstanding, basic and diluted	165,063	141,732	156,886	128,899

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nStor Technologies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$203	$293
Accounts receivable, net	1,371	934
Inventories	1,589	1,079
Prepaid expenses and other	358	224

Total current assets	3,521	2,530

Property and equipment, net	443	303
Goodwill and other intangible assets, net	11,256	11,349

	$15,220	$14,182

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Borrowings: Affiliate	$6,941	$3,398
Other	896	1,486
Accounts payable and other	2,944	3,177
Deferred revenue	1,178	1,401

Total current liabilities	11,959	9,462

Long-term debt	--	3,100

Total liabilities	11,959	12,562

Shareholders’ equity	3,261	1,620

	$15,220	$14,182

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